Exhibit 99.1

Contact:	Rick Matthews

Rubenstein Associates

(212) 843-8267

Capital Trust, Inc. Announces Closing of Fourth Collateralized Debt Obligation

NEW YORK, March 15, -- Capital Trust, Inc. (NYSE: CT) announced today the closing of CT CDO IV, a $489 million collateralized debt obligation ("CDO") financing that represents the Company’s fourth CDO issuance.

The Company issued $489 million of securities comprised of $484 million of secured notes and $5 million of preferred shares. Capital Trust retained all of the below investment grade securities and the preferred shares in the CDO issuer for a total investment of $60 million. The securities rated BBB- and above, totaling $429 million, were privately placed and sold to third-party investors. Capital Trust's wholly owned asset management subsidiary, CT Investment Management Co., LLC, is the collateral manager for the CDO.

Collateral for CT CDO IV consists of a $489 million portfolio of commercial mortgage-backed securities and other commercial real estate debt with a Fitch weighted average rating factor of BBB-/BB+. Approximately 62% ($303 million) of the collateral was purchased at closing with the balance ($186 million) coming from Capital Trust’s existing portfolio. Prior to the CDO, Capital Trust had allocated $47 million of equity to its $186 million of contributed collateral. The non-reinvesting, static pool CDO was fully ramped at closing.

Of the $429 million of notes sold, $413 million bear interest at floating rates and $17 million at fixed rates. The CT CDO IV structure incorporates a pro rata pay and an interest rate swap feature that allow the Company to efficiently finance a combination of fixed and floating rate collateral while maintaining term and index matching. The non-mark-to-market, non-recourse notes sold represent a financing with a cash cost of 5.52% for the fixed rate notes and LIBOR plus 0.43% for the floating rate notes. CT CDO IV is rated by Fitch Ratings and Standard & Poor's.

Capital Trust will account for the transaction as a financing, consolidating all of the collateral onto its balance sheet as assets and all the CDO notes sold as liabilities.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities. The securities offered and sold have not been registered under the Securities Act, or any state securities laws. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, new origination volume, the continued credit performance of the Company's loan and CMBS investments, the asset/liability mix, the effectiveness of the Company's hedging strategy and the rate of repayment of the Company's portfolio assets, as well as other risks indicated from time to time in the Company's Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Capital Trust, Inc. is a finance and investment management company that specializes in credit-sensitive structured financial products. To date, the company's investment activities have focused primarily on the U.S. commercial real estate subordinate debt markets. Capital Trust executes its business both as a balance sheet investor and as an investment manager through its CT Mezzanine Partners family of funds. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol "CT." The company is headquartered in New York City.